Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA PRESENTS POSITIVE PRECLINICAL DATA ON ITS
GLUCOKINASE ACTIVATORS IN TYPE 2 DIABETES

Boulder, Colo., (September 25, 2008) - Array BioPharma Inc. (Nasdaq: ARRY) today announced the presentation of preclinical data on a novel small molecule glucokinase activator (GKA), ARRY-403, a drug for the treatment of Type 2 diabetes. The data showed that ARRY-403 demonstrated potent, highly glucose-blood-level dependent, control of both fasting and non-fasting glucose concentrations. Based on these and other results, Array plans to advance ARRY-403 into human clinical studies in the first half of 2009. The data were presented today at an annual metabolic diseases conference in London.

“There is a significant need for new, more effective oral diabetes treatments – and glucokinase activation represents a promising new mechanism,” said Kevin Koch, Ph.D., President and Chief Scientific Officer. “GKAs hold the potential to bring a significant benefit to Type 2 diabetes patients and we believe ARRY-403 is a highly potent and safe glucokinase activator.”

The data showed that in multiple well-established in vivo models of Type 2 diabetes, ARRY-403 was highly efficacious in controlling both fasting and non-fasting glucose, with rapid onset of effect and maximal efficacy within five to eight days.  In combination with existing standard-of-care drugs (metformin, DPP4 inhibitor, or PPARg agonist), ARRY-403 provided additional glucose-control, which reached maximal efficacy after five to seven days of once-daily dosing.  ARRY-403 showed no adverse increases of body weight, plasma triglycerides or total cholesterol, whether used as monotherapy or in combination.

According to the Centers for Disease Control, approximately 24 million (8 percent) Americans have diabetes. Current therapies for this progressive disease are insufficient or inconvenient, creating a need for the development of novel therapeutic approaches. GKAs, such as ARRY-403, represent a promising new class of drugs for the treatment of Type 2 diabetes.

The ARRY-403 presentation will be available as a PDF on Array’s website: www.arraybiopharma.com.

About ARRY-403/ Glucokinase activation

Glucokinase activators (GKAs) reduce glucose levels via a dual mechanism of action – working in both the pancreas and the liver. Glucokinase (GK) is the enzyme that senses glucose in the pancreatic beta cells, stimulating insulin release in a glucose-dependent manner.  GK also regulates glucose uptake and glucose production in the liver.  In diabetic patients, there is a

-more-

reduction of glucokinase (GK) activity in the pancreas and the liver.  The activation of glucokinase lowers glucose levels by enhancing the ability of pancreatic beta cells to sense glucose, in turn increasing the level of insulin that is produced by the pancreas. Simultaneously, GKAs also increase the uptake of glucose in the liver, while reducing the amount of glucose produced by the liver.  These combined actions of GKAs result in improved beta cell function and increased insulin sensitivity in the liver.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer, inflammatory diseases, pain and metabolic diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the timing and scope of our plans to grow our clinical development and commercialization capabilities, the potential to earn future milestone payments, license fees or royalty revenue, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual reports filed on form 10-K, our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists; and management.  We are providing this information as of September 25, 2008. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.